EXHIBIT 99.1

Concierge Technologies Buys Out Minority Shareholders in Janus Cam

January31, 2013, San Francisco, CA. Concierge Technologies, Inc. (OTCBB: “CNCG”) today announced that it has purchased all of the shares of Wireless Village db/Janus Cam that were not owned by Concierge Technologies, thus making Wireless Village once again its wholly owned subsidiary. The purchase was made through a stock-for-stock exchange whereby the minority shareholders of Wireless Village, who held approximately 49% of the equity, received in the aggregate 10,000,000 shares of Concierge Technologies Series B Convertible, Voting, Preferred stock in exchange for their shares of Wireless Village.

Wireless Village, a Nevada corporation which operates under the fictitious business name of “Janus Cam”, has been marketing video recording devices that incorporate a high-definition dual lens recorder that is captured to an integrated mini DVR along with audio and GPS-based positioning data. The devices, known generically as “drive cameras” are used as a valuable fleet management tool by the taxi and limo industry where Janus Cam has garnered a significant market share. Fleet managers are able to review synchronized video, audio, street level vehicle tracking, speed and event data to research various incidents such as speeding, collisions and impacts, driver behavior, credit card fraud and other illegal acts. Janus Cam (formerly known as 3rd Eye Cam) began operations in 2010 and has seen gross revenues grow from a modest $35,000 per year to nearly $3 million for 2012. By acquiring the minority interest in Janus Cam, Concierge is able to bring 100% of that revenue stream back onto the income statement.

Concurrent with the exchange of shares, the Board of Directors of Concierge accepted the resignations of James Kirk and Patrick Flaherty as directors and the appointment of Peter Park, Nelson Choi, Hansu Kim and Matt Gonzalez to the 7-member board. David Neibert, Allen Kahn and Samuel Wu will remain on the board as the other 3 members.

With a focus now on its core business, Janus Cam, Concierge has sold its wholly owned subsidiary Planet Halo to Edward Wu, a Concierge shareholder, in exchange for a forgiveness of inter-company debt and redemption of 1,101,591 shares of Concierge Technologies Series B Convertible, Voting, Preferred stock. Planet Halo had been involved in the business of wireless Internet service, but when that effort was discontinued in 2010 it had become a non-operating entity providing only marketing and product research functions.

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of our future performance, acquisitions or dispositions of interests, debt obligations, additional financing requirements, the effect of economic conditions generally and in the communications and information technology markets specifically, and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.

For further information contact:

Concierge Technologies, Inc.

dneibert@conciergetech.net

866.800.2978 ext.3

www.conciergetech.net

www.januscam.com